Exhibit 99.1

LookSmart Reports First Quarter 2006 Results

SAN FRANCISCO, Calif., May 4, 2006 — LookSmart (Nasdaq: LOOK; ASX: LOK), an online media and search technology company, today announced financial results for the first quarter ended March 31, 2006.

David Hills, Chief Executive Officer, stated, “We posted another solid quarter, and the LookSmart team is encouraged by the results delivered in our core advertising business and early signs of progress from our newer revenue streams. During the quarter our ad network continued to increase in volume, our proprietary audience grew by over 30% demonstrating interest in our vertical search properties, and our technology continued to perform well for both LookSmart and our publishing customers. While we are still in the early stages of implementing our strategic initiatives, this quarter’s performance highlighted our initial accomplishments and the longer term potential of our strategy.”

Quarterly Highlights

The Company’s GAAP results of operations include the impact of expensing stock options resulting from the adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment”. The Company is using the modified prospective method under SFAS No. 123(R), and accordingly, has not restated the consolidated statements of operations for prior periods.

Revenue: Total revenue of $10.5 million in the first quarter of 2006 grew 5% from $10.0 million in the fourth quarter of 2005, at the upper end of the Company’s prior guidance range of 3% to 5%.

Key Advertising Metrics: Total paid clicks increased to 74 million for the first quarter compared to 72 million in the preceding quarter. Average revenue per click (RPC) excluding run of site advertising was $0.15 compared to $0.16 in the fourth quarter of 2005. Including run of site advertising, RPC was $0.12, unchanged from the previous quarter.

Key Audience Metrics: Total unique visitors to the Company’s network of owned sites increased to 12 million at the end of the first quarter from nine million at the end of the prior quarter.

Cost of Revenue: Traffic acquisition costs (TAC) were within the Company’s guidance range at approximately 59% of total advertising revenue in the first quarter, up from 57% in the fourth quarter of 2005. Additionally, TAC excluding the advertising impact of owned sites was 65%, compared to 63% in the fourth quarter of 2005. The Company continues to focus on its overall traffic optimization process with the primary objective of increased advertiser performance.

Gross Margin: As a result of higher TAC, gross margin was 33% in the first quarter of 2006 compared to 34% in the fourth quarter of 2005. The higher TAC was partially offset by the growing contribution of advertising on our owned sites and publisher services revenue.

Operating Expenses: Total operating expenses in the first quarter were $8.5 million, which includes $0.3 million of non-cash share-based compensation charges. This compares to total operating expenses of $7.6 million in the fourth quarter of 2005, which included a restructuring benefit of $0.6 million.

Net Loss: Net loss for the first quarter of 2006, which includes $0.3 million of non-cash share-based compensation charges, was $4.5 million, or $0.20 per share. This compares to net loss in the preceding quarter of $3.8 million, or $0.17 per share, which included a restructuring benefit of $0.6 million.

Cash: Total cash, cash equivalents and investments were $45.9 million at March 31, 2006 compared to $51.3 million at December 31, 2005.

John Simonelli, Chief Financial Officer, stated, “As our new revenue streams develop initial momentum, we are refining our metrics, providing more detail on Average Revenue per Click and Traffic Acquisition Costs, allowing greater insight into our business and added visibility for investors. In addition, we will be providing gross margin guidance going forward.”

Financial Outlook

LookSmart is providing the following outlook on a GAAP basis, including the impact of the adoption of SFAS No. 123(R). For the second quarter ending June 30, 2006:

•	The Company’s revenue is expected to increase 6% to 8% from the first quarter of 2006.

•	Ad Network TAC is expected to remain relatively consistent at 63 to 66%. The Company plans to adopt this treatment of TAC going forward.

•	Gross margin is expected to increase throughout 2006 with second quarter gross margin expected to reach 35%. The expected improvement in gross margin is primarily due to continued revenue growth from our owned sites.

•	Operating expenses are expected to be approximately 5% higher in the second quarter due to increased sales and marketing efforts to support revenue growth as well as product development resources for improvements to the Company’s technology platforms.

•	Second quarter net loss is expected to improve slightly from the first quarter of 2006.

•	Quarterly non-cash, share-based compensation for the remainder of the year is expected to be consistent with the first quarter.

Conference Call

LookSmart will host a conference call today at 5:00 p.m. ET (7:00 a.m. Australian ET, May 5, 2006) to discuss its financial results. To listen to the call from the U.S., dial 1-800-257-6566; from Australia, dial 1-800-730-220. The call will also be available live by webcast on LookSmart’s Investor Relations Web site at http://www.shareholder.com/looksmart/.

About LookSmart

LookSmart is an online media and technology company specializing in vertical search. The company provides relevant content, advertising and technology solutions for consumers, advertisers and publishers. LookSmart’s owned and operated vertical search sites are where customers look for what they need. The Company’s sites and web tools offer essential search results with the ability to find, save and share articles. In addition to owned and operated properties, LookSmart’s distribution network includes selected, monitored syndicated publishers and search engine partners that maximize advertiser ROI. Distribution partners include CNET, InfoSpace (Excite, MetaCrawler, Webcrawler), Cox Interactive, Apple’s Sherlock, and U.C. Berkeley. LookSmart offers a comprehensive and customizable set of syndicated solutions for publishers to grow their advertiser relationships and audience. LookSmart is based in San Francisco, California.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our second quarter financial and operating results and our business prospects. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that we may fail to preserve our expertise in search product development, that existing and potential distribution partners may opt to work with, or favor the products of, competitors if our competitors offer more favorable products or pricing terms, that we may be unable to grow sources of revenue other than our listings revenue, that we may be unable to continue to increase growth in our owned-and-operated sites, that we may be unable to attain or maintain customer acceptance of our publisher services products, that changes in the distribution network composition may lead to decreases in traffic volumes, that we may be unable to improve our match rate, average CPC, conversion rate or other advertiser metrics, that we may be unable to achieve operating profitability, or that we may have unexpected increases in costs and expenses. In addition, you should read the risk factors detailed in our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

The statements presented in this press release speak only as of the date of the release. Please note that we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

“LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

Investor Contacts:

Alex Wellins or Jennifer Jarman

The Blueshirt Group

415-217-7722

alex@blueshirtgroup.com;

jennifer@blueshirtgroup.com

(Tables follow)

LOOKSMART, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2006	2005

Revenues	$10,543	$12,001
Cost of revenues	7,088	8,292

Gross profit	3,455	3,709

Operating expenses:
Sales and marketing	1,742	1,635
Product development	4,282	4,765
General and administrative	2,428	2,182
Restructuring charges	—	25

Total operating expenses	8,452	8,607

Loss from operations	(4,997)	(4,898)
Non-operating income	489	478

Loss from continuing operations before income taxes	(4,508)	(4,420)
Income taxes	(11)	(2)

Loss from continuing operations	(4,519)	(4,422)
Gain from discontinued operations, net of taxes	—	82

Net loss	$(4,519)	$(4,340)

Net income (loss) per common share:
Basic net income (loss) per share
Loss from continuing operations	$(0.20)	$(0.19)
Gain from discontinued operations, net of taxes	—	—

Net loss	$(0.20)	$(0.19)
Fully diluted net income (loss) per share
Loss from continuing operations	$(0.20)	$(0.19)
Gain from discontinued operations, net of taxes	—	—

Net loss	$(0.20)	$(0.19)
Weighted average shares outstanding - basic	22,804	22,748
Weighted average shares outstanding - fully diluted	22,804	22,748

LOOKSMART, LTD

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$30,106	$33,436
Short-term investments	14,818	17,871

Total cash, cash equivalents and short-term investments	44,924	51,307
Accounts receivable, net	3,235	2,781
Other current assets	1,161	1,012

Total Current Assets	49,320	55,100

Property, plant and equipment, net	5,466	5,503
Goodwill and intangibles, net	19,342	19,941
Long-term investments	996	—
Other assets	2,877	2,464

Total Assets	$78,001	$83,008

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,698	$1,629
Deferred revenue and customer deposits	1,807	2,047
Other accrued liabilities	4,774	4,865
Current portion of long-term liabilities	1,498	1,530

Total Current Liabilities	9,777	10,071
Long-term liabilities	3,938	4,486

Total Liabilities	13,715	14,557
Total Stockholders’ Equity	64,286	68,451

Total Liabilities and Stockholders’ Equity	$78,001	$83,008